Exhibit 10.11

Collaborative Research Agreement

between

University of Veterinary Medicine Vienna

and

Nuvilex, Inc.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 1 Parties

A. University of Veterinary Medicine Vienna, VeterinŠrplatz 1, A-1210 Vienna, according to Section 27 para 1 University Act 2002 represented by the head ofepartment for Pathobiology, Prof. Saalmueller (hereinafter also referred to as “University”).

B. Nuvilex, Inc., 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904 USA, represented by its Chief Executive Officer, Dr. Kenneth L. Waggoner (hereinafter also referred to as “Nuvilex”).

University and Nuvilex are collectively referred to in this Collaborative Research Agreement (hereinafter also referred to as “Agreement”) as “Parties” and individually as “Party”).

Responsibility of scientific carrying out of the research program:

On the part of University:
Name: o.Prof. Dr. Walter H. Gunzburg	as substitute: Mag. Helga Petznek
Phone: +43.1-25077-2330	Phone: +43.1-25077-2331
Email: Gunzburg@onlymyemail.com	Email: Helga.petznek@vetmeduni.ac.at
(hereinafter also referred to as “University´s Principal Investigator”)
On the part of Nuvilex:
Name: Dr. Gerald W. Crabtree	as substitute: Dr. Matthias Lӧhr
Phone: + 1.860.448.1393	Phone: +46 70.283.0181
Fax: + 1.917.595.2851	Fax: +46 8.585.82340
Email:gcrabtree@nuvilex.com	Email: matthias.loehr@me.com
(hereinafter also referred to as “Nuvilex´s Principal Investigator”)

Article 2 Subject-Matter of the Agreement (Research Program)

University and Nuvilex desire to perform certain research work and are willing to have certain employees directly collaborate on a research project on diabetes.

NOW THEREFORE, in consideration of the premises and mutual covenants contained, in this Agreement, University and Nuvilex agree as follows:

Article 3 Definitions

As used in this Agreement, capitalised terms have the meanings given them below or elsewhere in this Agreement:

3.1. “Research Materials” means those experimental materials, including information and data, one party may provide the other in connection with and as stated in the Research Program.

3.2. “Research Program” means the Research Program set forth in Annex A to this Agreement.

3.3. “Research Program Invention” means any invention, discovery, work of authorship, software, information or data, patentable or unpatentable that is conceived, discovered and reduced to practice in performance of the Research Program.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4. “Background IP” means any information, techniques, know-how, intellectual property, software and materials that are provided by one Party to the other for use in the Research Program, which has been developed prior to the date of this Agreement or that is independently developed by the Parties outside the Research Program after the date of this Agreement.

Article 4 Effective Date of Agreement

This Agreement is effective as of 1st July, 2014 (“Effective Date”) and shall continue in effect until the Research Program has been completed as set forth in Article 13.

Article 5 Research Program

5.1. Research Efforts. The Parties will perform all their obligations under this Agreement and use their reasonable efforts to conduct those activities for which each Party is responsible under the Research Program.

5.2. Use of Research Materials. Any Research Materials of one Party transferred to the other in connection with the Research Program may only be used as stated in the Research Program. Unless the Parties agree otherwise, Research Materials are to be considered as “Confidential Information” of the Party providing them and marked in writing as “Confidential.”

5.3. No Human Use. The Parties agree that the activities under the Research Program may encompass animal and in vitro use; treatment of human subjects is explicitly excluded from any such activities.

5.4. Reporting. The Parties will generally keep one another informed of the results of the work performed in connection with the Research Program, principally through their respective Principal Investigators. In addition, the Parties’ respective Principal Investigators will meet and provide reports as stated in the Research Program.

5.5. Changes to the Research Program. During the course of the Research Program, either or both of the Principal Investigators may find it advantageous to modify the Research Program. Any modifications will be documented and formalized in a written amendment to this Agreement. Any such amendment will become effective only if signed by an authorized representative of both Parties to this Agreement.

5.6. University Purposes.

5.6.1 Use of Facilities. University agrees to make available adequate laboratory, animal house and office facilities and to allow shared use of these facilities to Nuvilex for the purpose of the Research Program

5,6,2 No Guarantee of Results. Nuvilex acknowledges that the primary mission of University is education and the advancement of knowledge; accordingly, the Research Program will be performed in an appropriate manner to carry out that mission.

5.7. Similar Research. Nothing in this Agreement will be construed to limit the freedom of University or its researchers who are participants under this Agreement from engaging in similar research made under other grants, contracts or research agreements with parties other than Nuvilex.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 6 Consideration

6.1. As consideration for carrying out the Research Program, University shall be paid by Nuvilex an amount of [**********], with an option of a further payment of up to [**********] if the two in-vivo diabetic mouse models ([**********] per model) are carried out at the University. The amount stated above shall include: (i) office expenses and cost of materials; (ii) reimbursement of expenses for acquisition and operation of the equipment required for the Research Program; (iii) reimbursement of expenses for University staff to be directly or indirectly employed by University, including taxes and social security contributions resulting there from, if any; and (iv) indirect costs of University. The expenses for travels of University staff required in connection with the Research Program, if any, as well as any other cash disbursements and out-of-pocket expenses which are not listed under items (i) to (iv) of this Article 6.1 shall be approved in advance and borne by Nuvilex and shall be invoiced separately.

6.2. The consideration of Euro [**********] shall be paid in advance at the start of the Agreement. The additional Euro [**********] per in-vivo mouse model for diabetes will be paid in advance as soon as the decision to implement the model at the University has been made.

6.3. [**********] Where University does not receive payment on the due date for payment, interest shall accrue thereafter on the sum due and owing at the rate of [**********] over the base rate from time to time of European Central Bank interest to accrue on a day to day basis.

6.4. The subject-matter of this Agreement is academic research work, which is, in principle, exempt from VAT according to Section 2 para 3 UStG [Value-Added Tax Act]. If it turns out subsequently that the services or parts of the services rendered by University arising out of or related to the Research Program are subject to VAT nevertheless, University shall be entitled to subsequently invoice VAT which Nuvilex hereby agrees to pay.

Article 7 Confidential Information

7.1 Confidential Information. “Confidential Information” with respect to a Party (“Disclosing Party”) shall be marked confidential and shall include all confidential technical, business and financial information, including, but not limited to, all information, data, patent disclosures, patent applications, structures, models, techniques, processes, samples, compositions, compounds and apparatus relating to the same that are disclosed by the Disclosing Party to the other Party to this Agreement (“Receiving Party”). Confidential Information of a Disclosing Party may include information of an affiliate, collaborator or other third party disclosed by or through the Disclosing Party to the Receiving Party.

7.2 Nondisclosure. The Receiving Party shall not use any of the Confidential Information of the Disclosing Party at any time except for the purposes of this Agreement, including, but not limited to, performing the Research Program described in Annex A attached to this Agreement. The Receiving Party shall not disclose any of the Confidential Information of the Disclosing Party other than on a need-to-know basis, as reasonably necessary to carry out its obligation under this Agreement or the Research Program, to its directors, officers, managers, members, employees, attorneys, accountants, bankers, financial advisors, subcontractors or consultants (collectively, “Representatives”) who are bound by obligations of confidentiality to the Receiving Party at least as stringent as those imposed by the terms of this Agreement.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3 Exceptions. The Receiving Party’s non-use and nondisclosure obligations above shall not apply to such information as the Receiving Party can establish by written documentation: (i) was publicly known prior to disclosure of the Disclosing Party of such information to the Receiving Party; (ii) becomes publicly known, without breach of this Agreement by the Receiving Party or any of its Representatives, after disclosure of such information by the Disclosing Party to the Receiving Party; (iii) was received by the Receiving Party without obligation of confidentiality or limitation on use at any time from a source other than the Disclosing Party lawfully having possession of and the right to disclose such information; (iv) was otherwise known by the Receiving Party prior to disclosure by the Disclosing Party; or (v) was independently developed by or for the Receiving Party without use of such information.

7.4 Compelled Disclosure. Notwithstanding the foregoing provisions of this Article 7, the Receiving Party shall have the right to disclose Confidential Information of the Disclosing Party to the extent required by applicable law or regulation, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement and sufficient opportunity, at Disclosing Party’s own expense, to file a motion or otherwise seek protection against such use or disclosure of the Confidential Information.

7.5 Representatives. Except as required by applicable law or regulation, neither Party shall disclose the terms of this Agreement or anything about the Research Program, other than to its Representatives on a need to know basis.

7.6 Disclaimer. The Receiving Party's use of the Confidential Information of the Disclosing Party shall be at its own risk. All Confidential Information is provided “AS IS” and without any warranties whatsoever, express or implied.

7.7 Return of Confidential Information. Upon the written request of the Disclosing Party, the Receiving Party shall promptly return or destroy all tangible items relating to Confidential Information of the Disclosing Party, including all written material, photographs, models, samples, compounds, compositions and the like made available or supplied by the Disclosing Party to the Receiving Party, and all copies thereof; provided, however, that the Receiving Party may retain one (1) copy for its files.

7.8 Confidentiality Term. The Parties agree to maintain Confidential Information received from each other in confidence for three (3) years from date of receipt of such Confidential Information, unless a shorter period of time is agreed to in writing between the Parties.

Article 8 Publicity

Neither Party will identify the other in any products, publicity, promotion, promotional advertising, or other promotional materials to be disseminated to the public, or use any trademark, service mark, trade name, logo, or symbol that is representative of a Party or its entities, whether registered or not, or use the name, title, likeness, or statement of the other party’s faculty member, employee, or student, without other Parties prior written consent. Any use of a Party’s name shall be limited to statements of fact and shall not imply endorsement of products or services.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 9 Publication

9.1. The basic objective of research activities at University is the generation of new knowledge and its expeditious dissemination for the public's benefit. Nuvilex will provide all reasonable cooperation with University in meeting this objective.

9.2. The Parties mutually acknowledge that it is important for investigators to publish the results of their research in scientific and medical publications and, to the extent possible, each Party shall cooperate with the other and the Principal Investigators to facilitate such publication. However, the Parties and the Principal Investigators agree to confer and consult prior to the publication of information to assure that no proprietary information or Confidential Information is released and that patent and other rights are not jeopardized. If either Party or either of the Principal Investigators desire to publish an article, paper or other written submission, such Party or such Principal Investigator agrees to furnish the other Party and Principal Investigator with a copy of any proposed publication, including if only the submission of an abstract, at least thirty (30) days in advance of any proposed submission date to allow ample review time and for the protection of any proprietary information or Confidential Information. In no event shall any Party or either Principal Investigator publish or disclose Confidential Information of another Party without written permission from the other Party or Parties, as the case may be. Nuvilex shall not unreasonably withhold consent to publication. In particular, it shall not be allowed to delay or prevent the preparation, completion and evaluation of diploma, master’s or doctoral theses.

9.3. Proper acknowledgement will be made for the contributions of each Party to the results of the Research Program being published.

Article 10 Intellectual Property Rights

10.1. Ownership of Research Program Inventions. Research Program Inventions conceived, discovered and reduced to practice by University only, i.e. solely by its employees, agents or students, will be owned by University. Research Program Inventions conceived, discovered and reduced to practice by Nuvilex only, i.e. by its employees or agents, will be owned by Nuvilex (collectively, "Sole Inventions"). Neither Party shall make any claim to the other Party’s Sole Inventions. Research Program Inventions conceived, discovered and reduced to practice by at least one employee, agent or student of each of University and Nuvilex will be jointly owned by University and Nuvilex, ("Joint Inventions"). In the event the Parties generate any Joint Invention, the Parties agree to negotiate a co-ownership agreement, which shall specify the rights each Party shall have to protect, use and exploit the Joint Invention. Unless and until the terms of such co-ownership agreement are agreed, neither Party shall grant a third party any right of license under the Joint Invention without first obtaining the prior written agreement of the other Party.

10.2. License to Use Results of Research Program. Both Parties will have a non-exclusive world-wide royalty-free license with respect to the results of the Research Program, including Research Program Inventions, for non-commercial internal research and educational purposes. Nuvilex will have a non-exclusive world-wide royalty-free license to use the results of the Research Program for any and all commercial purposes.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3. Patent and Other Intellectual Property Protection. Nuvilex and University will immediately advise the other of any Research Program Inventions and will offer reasonable assistance in applying for and obtaining relevant patent or other intellectual property protection. Nuvilex shall have the exclusive right to obtain an exclusive license for University Sole Inventions and the University´s shares in Joint Inventions at market conditions to be agreed on a case-by-case basis. The option shall expire eight (8) weeks after Nuvilex's receipt of the notification of creation of the invention and may be renewed once for a period of eight (8) weeks at Nuvilex's written request. The option shall be exercised by registered letter to University. If Nuvilex declares that it waives its right, or if Nuvilex fails to respond within eight (8) weeks of receipt of the information about University Sole Inventions, University shall be free to decide whether it will exploit the invention itself, co-operate with third parties in exploiting the invention or whether University will release the same to the inventor. This shall also apply in the event that the option has not been exercised or if no licence agreement has been concluded and the option period has not been renewed. Notwithstanding conclusion of a licence agreement, University shall continue to be entitled to use Sole Inventions for research and teaching purposes for no consideration.

10.4 Background IP. All Background IP used in connection with the Research Program shall remain the property of the Party introducing the same. Except to the limited extent required to perform a party’s obligations under this Agreement, neither Party receives any right, title, or interest in or to any of the other Party’s Background IP.

Article 11 Indemnification

Each Party (“Indemnifying Party”) agrees during and after the term of this Agreement to indemnify and keep indemnified the other Party (“Indemnified Party”) from and against all liabilities, loss, damage, cost or expenses which may result from the Indemnifying Party’s use of the results of the Research Program, Research Materials, Research Program Inventions and the other Party’s Background IP, except where such liability, loss, damage, cost or expenses are the result of the gross negligence or wilful misconduct by the Indemnified Party, its employees or agents.

Article 12 Representations, Warranties, Liability Limits

12.1. No Warranties. The Parties acknowledge that the Research Program is of an experimental nature. As a result, any result of the Research Program and any Research Materials are provided “as is” and without warranty of merchantability or fitness for a particular purpose. Neither Party makes any representations or warranties express or implied, as to any matter whatsoever that: (i) any Background IP, advice or information provided by it or any of its employees, agents or students in connection with the Research Program is accurate or works; (ii) the content of use of any results of the Research Program, Research Materials, Research Program Inventions and the other Party’s Background IP will not constitute or result in any infringement of third party rights; and (iii) any particular outcome including, but not limited to, results of the Research Program, Research Program Inventions, process or products, whether tangible or intangible outcome will be achieved.

12.2. No Damages. Apart from wilful misconduct or gross negligence, neither Party shall be liable to the other Party for any direct, consequential or other damages arising from the use of the results of the Research Program, Research Materials, Research Program Inventions or the other Party’s Background IP. The Parties acknowledge and agree that this exclusion and limitation is reasonable considering the experimental nature of the Research Program and the nature and terms of the Parties´ relationship.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 13 Term and Termination

13.1. Term. This Agreement will remain in effect from the Effective Date and expire upon finalizing the Research Program (“Term”), unless sooner terminated in accordance with this Agreement.

13.2. Termination. Either party may terminate this Agreement upon sixty (60) days prior written notice.

13.3. Effect of Termination. Expiration of the Term or termination of this Agreement by written notice has the effect that the Parties will discontinue use of any Research Materials received from the other under this Agreement and will, upon the direction of the owning Party, either return or destroy such Research Material. Upon termination of this Agreement, Nuvilex shall reimburse University for all amounts due and non-cancellable commitments incurred to date in the performance of the Research Program, such reimbursement not to exceed the total amount contemplated upon for this Research Program. These non-cancellable commitments include the salary of the Senior Postdoc associated with the project for twenty-four (24) months. The obligations and rights contained in Articles 3, 7, 8, 9, 10, 11, 12 and this Section 13.3. shall survive the expiration of the Term or termination of this Agreement.

Article 14 Dispute Resolution

Any controversy, claim or other dispute arising out of this Agreement or relating to the subject matter of this Agreement hereof will be decided by binding arbitration in accordance with the Arbitration Rules of The World Intellectual Property Organization before one or more arbitrators appointed in accordance with those Rules. Any arbitration will take place in Vienna, Austria, or at any other mutually agreeable location.

Article 15 General

15.1. Binding Effect; Assignment. Neither Party may assign or delegate its rights or obligations under this Agreement without the express written consent of the other Party.

15.2. Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the Research Program, and any and all prior or contemporaneous negotiations, representations, agreements and understandings are superseded hereby. No amendment or change to this Agreement may be made except by means of a written document signed by duly authorized representatives of the Parties.

15.3. Notices. Any notice or communication required or permitted to be given under this Agreement (“Notice”) shall be in writing and, except as otherwise expressly provided in this Agreement, shall be deemed given and effective: (i) when delivered personally or by fax; or (ii) when received if sent by email, overnight courier or mail:

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

To University:

Univ.Prof. Dr. Walter Günzburg

University of Veterinary Medicine

Vienna

VeterinŠrplatz 1

A-1210 Vienna

Tel: +43. 1.25077.2330

Tel: +43. 664.9108.672

Tel: +65. 9108. 6742

Tel: +66. 847.298.873

Email: Gunzburg@onlymyemail.com

To Nuvilex: Dr. Kenneth L. Waggoner Nuvilex, Inc 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904 USA Tel: + 1.917.595.2850 Fax: + 1.917.595.2851 Email: kwaggoner@nuvilex.com

15.4. Applicable Law. This Agreement will be construed and enforced in accordance with the laws of Austria, without regard to any choice or conflict of laws, rule or principle that would result in the application of the laws of any other jurisdiction.

15.5. Headings. Headings included herein are for convenience only and will not be used to construe this Agreement.

15.6. Relationship of Parties. For the purposes of this Agreement and all services to be provided hereunder, each Party will be, and will be deemed to be, an independent contractor and not an agent or employee of the other Party. Neither Party will have authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other Parties, except as explicitly provided for herein or authorized in writing.

15.7. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void, invalid or unenforceable, the same will either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

15.8. Force Majeure. Neither Party will be liable for any failure to perform as required by this Agreement, if the failure to perform is caused by circumstances reasonably beyond such Party’s control, such as labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, thefts, or other such occurrences.

Article 16 Annex

The following Annex A is attached to this Agreement and constitutes an integral part thereof: Annex A: Research Program. Annex A shall specify the work, timeline, Research Materials and reporting obligation (incl. final report).

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives.

University of Veterinary Medicine Vienna Nuvilex, Inc.

By:		By:	/s/ Kenneth L. Waggoner

Name:	Univ. Prof. Dr. Armin Saalmüller	Name:	Dr. Kenneth L. Waggoner

Title:	Head of Department of Pathobiology	Title:	Chief Executive Officer

Date:		Date:	23 August 2014

By:

Name:	Otto Doblhoff-Dier

Title:	Vice-Rector for Research and International Affairs

Date:

Principal Investigators acknowledge that they have read this Agreement in its entirety and will use reasonable efforts to uphold their obligations and responsibilities set forth in this Agreement:

University’s Principal Investigator		Collaborator’s Principal Investigator

Signature:	/s/ Walter H. Gunzburg	Signature:	/s/ Gerald W. Crabtree

Name:	O. Prof. Dr. Walter H. Gunzburg	Name:	Dr. Gerald W. Crabtree

Date:	1st August 2014	Date:

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex A: Research Program

1.1. Research and Objectives

The current proposal aims to make a substantial contribution towards the success of beta cell replacement becoming a viable treatment option for type 1 diabetes (“T1D”) patients. T1D is an auto-immune disease which results in the destruction of insulin producing beta cells in the pancreas. As a consequence, patients suffer from diabetes and depend on frequent insulin injections to stay alive. They need to monitor their blood sugar levels and dose their insulin injections accordingly. The dosing is, however, based on an approximation and does not lead to ideal normalisation of blood sugar levels. Even with the best possible dosing regimen, patients are at risk of hypoglycaemic episodes, which can be life threatening, as well as chronic hyperglycaemia, which leads to eye and kidney disease, nerve damage and an increased risk of cardiovascular disease. To date the only possibility to cure T1D is beta cell replacement. This involves transplantation of the entire pancreas or of its insulin producing cells. The downside of this treatment is the severity of detrimental side effects of the immune suppressive medication necessary to avoid transplant rejection. Having said that, the need for immune suppression can be circumvented by encapsulation of the transplanted cells. Thereby, transplanted cells are surrounded by a porous capsule, typically made of alginate, which allows them not only to survive but also to exchange small molecules such as glucose and insulin with their environment all the while shielding them from cells of the immune system1. Efforts to translate this concept into a clinical product have been plagued by poor survival of the transplanted beta cells. Within the capsules, oxygen supply is often sub-optimal and pro-inflammatory cytokines can lead to death of sensitive cells, thus compromising the long term effect and success of this so called bio-artificial pancreas.

The current proposal suggests the combination of two major advancements: a novel source of surrogate beta cells, termed Melligen cells, which are resistant to pro-inflammatory cytokines involved in beta cell death1. Melligen cells are derived from a liver cell line and are capable of controlled insulin release2. Since the liver originates from the cell germ cell layer as the pancreas, its cells have certain similarities to pancreatic beta cells but are more robust due to the liver’s function as a detoxification organ. Melligen cells hold great promise to survive for a long time in a transplant scenario. The current proposal comprises the first in-vivo experiments with Melligen cells in animal models of diabetes. The other advancement lies in the choice of encapsulation material. Cellulose sulphate will be used as a novel material for beta cell encapsulation. It has excellent biocompatibility in contrast to alginate, which is despite its shortcomings (such as pericapsular fibrotic overgrowth)3, the most broadly accepted encapsulation material to date. Clinical data with cellulose sulphate encapsulated cells for treatment of pancreatic cancer4- 5 indicate that this material does not cause inflammation or immune- and sever foreign body-reaction to the transplant and, as a consequence, has the potential to significantly improve graft survival and efficacy. Up to now, cellulose sulphate has mainly been used as encapsulation material for cell-based cancer therapies4,6-18. There is, however, no reason why it should not serve well for beta cell encapsulation.

In combination, these two advancements will bring new momentum into the field of beta cell replacement and will, hopefully, overcome the remaining hurdles on the way to bioartificial pancreases in the clinic.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2 Research Activities

The aim of the proposed Research Project is to use the encapsulation of insulin producing cells to tackle the following challenges in cell-based therapy of diabetes: shortage of human donor organs for islet cell transplantation, bio-compatibility issues of commonly used encapsulation materials, and poor graft survival.

Cell encapsulation is the immobilisation of cells inside a bead or hollow sphere, which is defined by a semi-permeable membrane. Such capsules have pores that are large enough to allow molecules like nutrients, oxygen, waste products and biomolecules to diffuse in and out but small enough to keep the encapsulated cells separate from the cells around the capsules, namely from immune cells in the body into which the capsule is implanted1. In other words, cell encapsulation enables the transplantation of allogeneic or even xenogeneic cells into the body and eliminates the need for immune suppression. Furthermore, the capsules hold the cells in place at the site where they are needed, which is important in certain applications15.

1.3 State of the Art

The history of islet cell transplantation began in the late 1960s and early 1970s when islets of Langerhans were successfully isolated from animals19 and shown to confer insulin independence in formerly diabetic animals20. When the same concept was applied to human patients, the results were disappointing. Only occasionally did a recipient become insulin-independent for a few days or, at best, weeks. This started to change when in 1988 an advanced protocol for the isolation of islets from donor pancreatic was developed21. Despite improvement in graft survival, the success rate of islet transplantation was no higher than 12% of recipients remaining off insulin for one year after treatment. In 2000, the Edmonton protocol yielded the long awaited break-through in islet transplantation22. The group at University of Alberta in Edmonton, Canada, achieved 100% success in seven patients, all of which were insulin-independent for one year post-transplantation. Despite its dramatically improved success rate, islet transplantation comes at a high price due to the detrimental effects of immune suppressive drugs which put the patients at high risk of infection and neoplasia, and have a number of undesired side effects including liver dysfunction, bleeding, mouth ulcers and hypercholesterolaemia, which may force patients to cease treatment. Due to this ambiguous risk versus benefit ratio, less than 1000 people with T1D have been allografted with human islets worldwide. This translates to 1 in around 20,000 T1D patients.

Numerous efforts have been made to come up with immunoprotective devices for islet cells in order to eliminate the need for immunosuppressive medication and tip this balance in favour of the benefit of islet transplantation making it widespread applicable. These immunoprotective devices come in different shapes and sizes, which groups them into intra- and extra-vascular devices and the later into micro- and macro-capsules. Despite initial success in animal models23-24, intra-vascular devices turned out to have severe issues, rendering them inappropriate for clinical use. Extra-vascular macro-capsules come as tubular and planar diffusion chambers and have the advantage that they are easily retrievable. Tubular diffusion chambers exert good biocompatibility and excellent graft survival25 but suffer from the susceptibility to rupture and the requirement of large islet numbers to achieve normoglycemia26. Planar diffusion chambers are more stable compared to tubular ones but cause extensive foreign body reactions, resulting in fibrotic overgrowth of the chamber and subsequent graft failure27. A technology called TheraCyteTM has shown promising results in animal models28 but is yet to prove itself in the clinic.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The most extensively researched immunoprotective strategy however are micro-capsules. The reasons for this are many. Micro-capsules are mechanically stable, have a favourable surface to volume ratio, which results in good diffusion characteristics. They are relatively simple to manufacture, can be implanted into the body without major surgery and, depending in the encapsulation material, microencapsulated cells can be cryopreserved29. Characteristics of the capsule membrane like thickness and pose size can be adjusted according to the intended use. In most techniques, micro-capsules are made of hydrogel formed by electrostatic interaction of a polyanion with a polycation. Capsule formation is a three step process: First, the cells are mixed with the polyanionic solution. Next, small droplets are formed with the help of a drop forming device. Finally, the droplets fall into a hardening bath consisting of the polycation. This is where the electrostatic interaction occurs and the droplets solidify into beads or hollow spheres. Due to the cytotoxic nature of the polycation in its non-complexed state, any cells that protrude from the capsule surface get eliminated. This ensures that there are no intact cells at the capsule surface, which could later grow out of the capsule.

Microencapsulated islet cells made had lines in 1994 when the first diabetic patient remained insulin-independent for 9 months after receiving islets encapsulated in alginate30. This patient had previously received a kidney graft and was therefore on immunosuppressive medication. After 18 years and numerous clinical trials later, there are still no reports of long—term insulin-independence in non-immunosuppressed diabetic patients receiving encapsulated islet transplants. Clinical trials by different groups3,31-32 showed similar outcomes. In the initial days after transplantation, C-peptide (showing that insulin was produced) could be detected, indicating graft function. The clinical benefit for the patients was, however, modest and insulin injection had to be resumed. The fact that the same approach that worked so well in an immunosuppressed patient did not work in non-immunosuppressed patients is a first hint that alginate encapsulated islets might elicit an immune response. Despite a great deal of work aimed at solving this problem33 36, this issue still persists today37-38. So much so that alginate is even used to enhance immune responses in vaccination approaches39. One of the major drawbacks seems to be the occurrence of a severe foreign body reaction called peri-capsular fibrotic overgrowth3, which leads to severe hypoxia inside the capsules, ultimately leading to failing of the graft. The proposed project will overcome this problem by introducing a more robust type of surrogate beta cells and employing an encapsulation material with superior biocompatibility.

Should islet cell transplantation ever become the treatment of choice for T1D patients, the world will face an acute shortage of donor organs. Statistics from the UK reveal that there is only 1 donor pancreas for every 625 T1D patients. To make matters worse, 2-4 donor pancreases per recipient are required to achieve insulin-independence22. The search is, thus, on for surrogate beta cells.

•	Xenotransplantation: Researchers have been looking into xenotransplantation as an alternative. Porcine islets have shown much promise since porcine insulin is functional in humans and does not elicit an immune response. However, the manufacturing of porcine islet production is very difficult and expensive compared to insulin producing cell lines. There are concerns about the transmission of pig endogenous retroviruses (“PERVs”) to humans, creating a possible pandemic[40]. There is, however, no evidence yet of PERV infection in patients transplanted with porcine islets[41]. These findings results in the reactivation of efforts to alleviate severe cases of T1D using encapsulated neonatal porcine islets. Living Cell Technologies (“LCT), a company with bases in Australia and New Zealand, reported the first results of their clinical phase 2 trial at a meeting of the International Pancreas and Islet Transplant Association (“IPITA”) in June 2011[42]. The frequency of unaware hypoglycaemic episodes was reduced despite only modest reduction in insulin dose and little change in high blood glucose related data. Insulin-independence, and thus a cure of the disease, could not be achieved. Somewhat surprisingly, higher doses of encapsulated porcine islets did not result in improved efficacy. LCT is using alginate as encapsulation material.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

•	Stem Cells: Much progress has been made towards the differentiation of human embryonic stem cells (“hESCs”) into functional beta cells but the different protocols still have flaws, such as the fact that the final step from mature pancreatic progenitors to glucose-responsive insulin secreting cells can so far only be achieved inside the body of the recipient43-44. This is a major safety concern. hESC derived surrogate beta cells are projected to reach the clinic in the 2020s43. Efforts to replace islet cells with adult stem cells and induced pluripotent stem (“iPS”) cells by companies like Regentech and Osiris Therapeutics are ongoing but they are still a long way off the clinic.

1.4 Research Partners

University of Technology, Sydney

A novel genetically engineered cell line capable of controlled insulin release was developed by the team around Prof. Simpson at the University of Technology, Sydney (“UTS”). The so called ‘Melligen’ cells are HuH-7 cells (hepato-carcinoma cell line) genetically engineered to express human insulin and glucokinase. Melligen cells produce, properly process, store and secrete insulin in a physiological manner2. Moreover, Melligen cells can be readily grown in culture and hence are available in unlimited supply. Compared to native beta cells, they are much more resistant to pro-inflammatory cytokines involved in beta cell death1. This makes them the ideal candidate cell line for beta cell replacement therapy with the prospect to achieve long-term graft function. Melligen cells have been encapsulated by Austrianova Singapore in a pilot study and show excellent long-term survival in cellulose sulphate capsules (non-published data). The current proposal comprises the first in-vivo experiments with Melligen cells in animal models of diabetes.

University of Veterinary Medicine, Vienna

The group of O. Prof. Dr. Walter H. Gunzburg at the Institute of Virology at the University of Veterinary Medicine, Vienna, will coordinate the programme and conduct cell biology, molecular biology and animal studies to evaluate the insulin producing potential, viability and tumorigenicity of the Melligen cells. Melligen cells are derived from a hepatocellular carcinoma cell line. As such, the prospect of developing a clinical product requires an initial tumorigenicity study with Melligen cells. Should they turn out to be tumorigenic, strategies to ensure the safety of this cell line (e.g. suicide gene) will be devised or another cell line will be substituted. Pericapsular fibrotic overgrowth will be assessed after intraperitonial and subcutaneous implantation of encapsulated Melligen cells into immune competent mice. Histological methods similar to the ones used in Tuch et. al.3 will be applied to assess the amount of pericapsular fibrotic overgrowth. Labroscopic intervention3 is not needed since the mice will be sacrificed.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Nuvilex Inc.

Nuvilex Inc., will provide encapsulated Melligen cells. Encapsulated will be performed using Austrianova Singapore’s “Cell-in-a-Box¨” technology which involves the use of cellulose sulphate as encapsulation material. Cellulose sulphate is an encapsulation material derived from cotton and has a proven safety record in patients 4-5. It has been used successfully in clinical trials in patients suffering from inoperable pancreatic cancer, as well as clinical trials on dog patients of a veterinary clinic suffering from mammary cancer (published18 and unpublished data by Winiarczyk et al.,). Not only did the trials result in a remarkable clinical success in terms of survival of the patients but also in terms of quality of life, safety of the treatment and biocompatibility of the capsules4-5,9. Potential reasons for the superior characteristics of cellulose sulphate capsules are the composition of the material (no protein contaminations) and the anatomy of the capsules. When the capsules form, they develop a solid membrane on the outside and a less dense core in the middle which allows cells to divide and grow inside the capsules until the available space is filled2. In contrast, alginate forms homogenous beads, and there is no space for the cells to divide inside. As a result, high cell densities are required for alginate encapsulation, whereas cellulose sulphate encapsulation can be done at low cell densities with a maturation step for the cells to populate the capsules from within. The low cell density upon encapsulation leads to a low incidence of dead cells being trapped within the membrane and protruding on the surface of the cellulose sulphate capsule, lowering the potential to give rise to an immune and inflammatory response.

Ludwig-Maximillian-University, Munich

The groups of O. Prof. Dr. Eckhart Wolff and O. Univ.-Prof. Dr. Rüdiger Wanke at the Ludwig-Maximillian-University, Munich have established mouse models of diabetes45-48, as well as transgenic pig models of diabetes which closely resemble the situation in patients49-50. They have extensive experience with these animal models.

1.5. Work Plan

1.5.1 In-vivo mouse testing

•	Tumorigenicity testing of Melligen cells to determine the Tumour Producing Dose at 50% endpoint (“TPD50”) in mice: Tumorigenicity studies will be an indispensable part of the pre-clinical data, necessary to obtain permission for clinical trials. Different amounts of cells will be injected subcutaneously into nude mice, and the tumour growth will be assessed by palpating the subcutaneous tumours and measuring them with a calliper. The distress for the animals will be kept at a minimum. TPD50 assay = first half of 1st year.

•	Biocompatibility study: Implantation of encapsulated islet cells into immune- competent mice and subsequent histological analysis. Read out: signs of inflammation and immune response to the capsules, fibrosis and state of the encapsulated cells (alive or necrotic, insulin production). A total of three animals per group should suffice because the data are qualitative, like the data in Tuch et. al.[3]. The read out of the experiments will be done post mortem. Preparation and conduction of the animal experiments and subsequent histological analysis of the harvested tissue (capsules and surrounding tissue) for different implantation sites (subcutaneously and intraperitoneally) and at different time points after capsule implantation = 1st year.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.5.2 In-vivo diabetic mouse testing

Reversal of diabetes in diabetic mouse models (GIPRdn & Munich Ins2C95S)45-48 using encapsulated insulin-producing cells: This will be done in collaboration with the Ludwig-Maximillian-University, Munich. Capsules will be implanted into diabetic mice by the researcher with the assistance of the Institute of Virology team at the University of Veterinary Medicine, Vienna. Follow up by monitoring of blood glucose levels and C-peptide (showing that insulin is produced) levels throughout the study period will be done by the collaborator’s team. Blood samples will be taken from the tail vein. Periodically, capsules will be explanted and the blood glucose and C-peptide levels of animals after explantation of capsules will be monitored. We expect diabetes symptoms to recur after removal of encapsulated cells. Viability and insulin secretion of explanted capsules will also be analysed. Due to the clear phenotype45-48, 25 animals per study should suffice (5 control animals and 20 treated animals). Preparation and conduction of the studies together with subsequent statistical data analysis = second half of 1st year & first half of 2nd year.

1.5.3 In-vivo diabetic pig testing

Reversal of diabetes in diabetic pig models (GIPRdn & INSC4rS)49-50 using encapsulated insulin-producing cells: This will be done in collaboration with the Ludwig-Maximillian-University, Munich. Capsules will be implanted into diabetic mice by the researcher with the assistance of the Institute of Virology team at the University of Veterinary Medicine, Vienna. Follow up by monitoring of blood glucose levels and C-peptide (showing that insulin is produced) levels throughout the study period will be done by the collaborator’s team. Periodically, capsules will be explanted and the blood glucose and C-peptide levels of animals after explantation of capsules will be monitored. We expect diabetes symptoms to recur after removal of encapsulated cells. Viability and insulin secretion of explanted capsules will also be analysed. Due to the clear phenotype49-50, 25 animals per study should suffice (5 control animals and 20 treated animals). Preparation and conduction of the studies together with subsequent statistical data analysis = 2nd year.

1.6 Budget

1.6.1 Requested Personnel

The proposed project is initially planned for a two year period for one senior postdoctoral fellow (Constantine Konstantoulas) who will dedicate 100% of his time to the project. Dr Konstantoulas will be based at the Institute of Virology, University of Veterinary Medicine, Vienna and will be responsible for managing and coordinating the research activities at the Institute of Virology and the LudwigMaximillian-University, Munich, to ensure the successful running of the project. He will also undertake the molecular and cellular biological analysis at the Institute of Virology, University of Veterinary Medicine, Vienna. He will be responsible for the preparation of scientific manuscripts and progress reports, as well as preparation of publications at scientific meetings. Salary is also requested for two research assistants at the Institute of Virology, University of Veterinary Medicine, Vienna. It is estimated that A. Spasic, who is responsible for housing and feeding of animals at the Institute of Virology, University of Veterinary Medicine, Vienna, will dedicate a total of 24 hours to the project. Mag. H. Petznek, who will conduct the animal studies at the Institute of Virology, University of Veterinary Medicine, Vienna, will dedicate approximately 60 hours to the proposed project. The personnel costs requested are the FWF’s (the Austrian government agency for research funding) standard salaries, and represents the industry standard in Austria (http://www.fwf.ac.at/de/projects/personalkostensaetze.html ).

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.6.2 Non-personnel costs

All the equipment required to conduct the proposed project is available, so no additional pieces of equipment are required. Material is requested for the initial two year period. Costs per annum have been estimated based on the experience of previous years and are based on stringent calculations, including discounts for large scale orders on behalf of the Universities.

1.6.3 Breakdown of costs

Budget:

	year 1	year 2
Salary (Senior Postdoc - C Konstantoulas)	[**********]	[**********]
Salary (Research Assistant - A Spasic)	[**********]	[**********]
Salary (Research Assistant - H Petznek)	[**********]	[**********]
Consumables	[**********]	[**********]
Travel costs	[**********]	[**********]
Management activities	[**********]	[**********]
Overheads	[**********]	[**********]
Equipment	[**********]	[**********]
Maintenance of Equipment	[**********]	[**********]
Publishing costs	[**********]	[**********]
Literature	[**********]	[**********]
Histology 60 samples x €200/sample	[**********]	[**********]
In-vivo diabetic mouse testing (GIPRdn mice)	[**********]	[**********]
In-vivo diabetic mouse testing (Ins2C95S mice)	[**********]	[**********]
Total	[**********]	[**********]
Overhead Uni & Inst (20%)	[**********]	[**********]
Grand Total	[**********]	[**********]

Notes:

In-vivo diabetic mouse testing will be carried out either in Vienna or Munich (at the University of Munich). Depending on where the work is carried out, the costs (and associated overhead of 20%) will be allocated to that institution. So if all in-vivo diabetic mouse testing is carried out in Munich, the budget will be reduced by Euro 32,794.12.

1.7 References

1.	Lawandi, J. (2010). Resistance of Melligen cells to pro-inflammatory cytokines involved in beta cell death. Australian Digital Thesis Program (ADT), Thesis.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.	Stadlbauer, V., et al. Morphological and functional characterization of a pancreatic beta-cell line microencapsulated in sodium cellulose sulfate/ poly (diallyl-dimethylammonium chloride). Xenotransplantation 13, 337-344 (2006).

3.	Tuch, B.E., et al. Safety and viability of microencapsulated human islets transplanted into diabetic humans. Diabetes Care 32, 1887-1889 (2009).

4.	Lohr, M., et al. Microencapsulated cell-mediated treatment of inoperable pancreatic carcinoma. Lancet 357, 1591-1592 (2001).

5.	Matthias Lšhr, J.-C.K., Anne Hoffmeyer, Mathias Freund, Johannes Hain, Albrecht Holle, Wolfram T Knšfel, Stefan Liebe, Horst Nizze, Matthias Renner, Robert Saller, Petra MŸller, Thomas Wagner, Karlheinz Hauenstein, Brian Salmons, Walter H Günzburg. Safety, feasibility and clinical benefit of localized chemotherapy using microencapsulated cells for inoperable pancreatic carcinoma in a phase I/II trial. Cancer Therapy 1, 121-131 (2003).

6.	Günzburg, W.H. & Salmons, B. Use of cell therapy as a means of targeting chemotherapy to inoperable pancreatic cancer. Acta Biochim Pol 52, 601-607 (2005).

7.	Günzburg, W.H. & Salmons, B. Novel clinical strategies for the treatment of pancreatic carcinoma. Trends Mol Med 7, 30-37 (2001).

8.	Kammertoens, T., et al. Combined chemotherapy of murine mammary tumors by local activation of the prodrugs ifosfamide and 5-fluorocytosine. Cancer Gene Ther 7, 629- 636 (2000).

9.	Kroger, J.C., et al. Intra-arterial instillation of microencapsulated, Ifosfamide-activating cells in the pig pancreas for chemotherapeutic targeting. Pancreatology 3, 55-63 (2003).

10.	Kroger, J.C., et al. Intraarterial instillation of microencapsulated cells in the pancreatic arteries in pig. Ann N Y Acad Sci 880, 374-378 (1999).

11.	Lohr, J.M., Saller, R., Salmons, B. & Gunzburg, W.H. Microencapsulation of genetically engineered cells for cancer therapy. Methods Enzymol 346, 603-618 (2002).

12.	Lohr, M., et al. Cell therapy using microencapsulated 293 cells transfected with a gene construct expressing CYP2B1, an ifosfamide converting enzyme, instilled intraarterially in patients with advanced-stage pancreatic carcinoma: a phase I/II study. J Mol Med (Berl) 77, 393-398 (1999).

13.	Lohr, M., et al. Targeted chemotherapy by intratumour injection of encapsulated cells engineered to produce CYP2B1, an ifosfamide activating cytochrome P450. Gene Ther 5, 1070-1078 (1998).

14.	Lohr, M., et al. Microencapsulated, CYP2B1-transfected cells activating ifosfamide at the site of the tumor: the magic bullets of the 21st century. Cancer Chemother Pharmacol 49 Suppl 1, S21-24 (2002).

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.	Salmons, B., et al. Encapsulated cells to focus the metabolic activation of anticancer drugs. Curr Opin Mol Ther 12, 450-460 (2010).

16.	Salmons, B. & Gunzburg, W.H. Therapeutic application of cell microencapsulation in cancer. Adv Exp Med Biol 670, 92-103 (2010).

17.	Salmons, B., Lohr, M. & Gunzburg, W.H. Treatment of inoperable pancreatic carcinoma using a cell-based local chemotherapy: results of a phase I/II clinical trial. J Gastroenterol 38 Suppl 15, 78-84 (2003).

18.	Winiarczyk, S., et al. A clinical protocol for treatment of canine mammary tumors using encapsulated, cytochrome P450 synthesizing cells activating cyclophosphamide: a phase I/II study. J Mol Med (Berl) 80, 610-614 (2002).

19.	Lacy, P.E. & Kostianovsky, M. Method for the isolation of intact islets of Langerhans from the rat pancreas. Diabetes 16, 35-39 (1967).

20.	Reckard, C.R., Ziegler, M.M. & Barker, C.F. Physiological and immunological consequences of transplanting isolated pancreatic islets. Surgery 74, 91-99 (1973).

21.	Ricordi, C., Lacy, P.E., Finke, E.H., Olack, B.J. & Scharp, D.W. Automated method for isolation of human pancreatic islets. Diabetes 37, 413-420 (1988).

22.	Shapiro, A.M., et al. Islet transplantation in seven patients with type 1 diabetes mellitus using a glucocorticoid-free immunosuppressive regimen. N Engl J Med 343, 230-238 (2000).

23.	Sun, A.M., Parisius, W., Healy, G.M., Vacek, I. & Macmorine, H.G. The use, in diabetic rats and monkeys, of artificial capillary units containing cultured islets of Langerhans (artificial endocrine pancreas). Diabetes 26, 1136-1139 (1977).

24.	Maki, T., et al. Treatment of severe diabetes mellitus for more than one year using a vascularized hybrid artificial pancreas. Transplantation 55, 713-717; discussion 717- 718 (1993).

25.	Scharp, D.W., et al. Protection of encapsulated human islets implanted without immunosuppression in patients with type I or type II diabetes and in nondiabetic control subjects. Diabetes 43, 1167-1170 (1994).

26.	Colton, C.K. Implantable biohybrid artificial organs. Cell Transplant 4, 415-436 (1995).

27.	Brauker, J., Martinson, L.A., Young, S.K. & Johnson, R.C. Local inflammatory response around diffusion chambers containing xenografts. Nonspecific destruction of tissues and decreased local vascularization. Transplantation 61, 1671-1677 (1996).

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

28.	Sweet, I.R., et al. Treatment of diabetic rats with encapsulated islets. J Cell Mol Med 12, 2644-2650 (2008).

29.	Stiegler, P.B., et al. Cryopreservation of insulin-producing cells microencapsulated in sodium cellulose sulfate. Transplant Proc 38, 3026-3030 (2006).

30.	Soon-Shiong, P., et al. Insulin independence in a type 1 diabetic patient after encapsulated islet transplantation. Lancet 343, 950-951 (1994).

31.	Calafiore, R., et al. Microencapsulated pancreatic islet allografts into nonimmunosuppressed patients with type 1 diabetes: first two cases. Diabetes Care 29, 137-138 (2006).

32.	Basta, G., et al. Long-term metabolic and immunological follow-up of nonimmunosuppressed patients with type 1 diabetes treated with microencapsulated islet allografts: four cases. Diabetes Care 34, 2406-2409 (2011).

33.	De Vos, P., De Haan, B. & Van Schilfgaarde, R. Effect of the alginate composition on the biocompatibility of alginate-polylysine microcapsules. Biomaterials 18, 273-278 (1997).

34.	Otterlei, M., et al. Induction of cytokine production from human monocytes stimulated with alginate. J Immunother (1991) 10, 286-291 (1991).

35.	Menard, M., et al. Role of protein contaminants in the immunogenicity of alginates. J Biomed Mater Res B Appl Biomater 93, 333-340 (2010).

36.	Liu, X.Y., Nothias, J.M., Scavone, A., Garfinkel, M. & Millis, J.M. Biocompatibility investigation of polyethylene glycol and alginate-poly-L-lysine for islet encapsulation. ASAIO J 56, 241-245 (2010).

37.	Tam, S.K., et al. Factors influencing alginate gel biocompatibility. J Biomed Mater Res A 98, 40-52 (2011).

38.	de Vos, P., Spasojevic, M., de Haan, B.J. & Faas, M.M. The association between in vivo physicochemical changes and inflammatory responses against alginate based microcapsules. Biomaterials 33, 5552-5559 (2012).

39.	Mata, E., Igartua, M., Patarroyo, M.E., Pedraz, J.L. & Hernandez, R.M. Enhancing immunogenicity to PLGA microparticulate systems by incorporation of alginate and RGD-modified alginate. Eur J Pharm Sci 44, 32-40 (2011).

40.	Gunzburg, W.H. & Salmons, B. Xenotransplantation: is the risk of viral infection as great as we thought? Mol Med Today 6, 199-208 (2000).

41.	Heneine, W., et al. No evidence of infection with porcine endogenous retrovirus in recipients of porcine islet-cell xenografts. Lancet 352, 695-699 (1998).

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

42.	Elliot, R.B. Microencapsulated Neonatal Porcine Islet Implants Alleviate Unaware Hypoglycaemia without Immune Suppression. IPITA World Congress (2011).

43.	Tuch, B.E., Hughes, T.C. & Evans, M.D. Encapsulated pancreatic progenitors derived from human embryonic stem cells as a therapy for insulin-dependent diabetes. Diabetes Metab Res Rev 27, 928-932 (2011).

44.	Naujok, O., Burns, C., Jones, P.M. & Lenzen, S. Insulin-producing surrogate beta-cells from embryonic stem cells: are we there yet? Mol Ther 19, 1759-1768 (2011).

45.	Herbach, N., et al. Overexpression of a dominant negative GIP receptor in transgenic mice results in disturbed postnatal pancreatic islet and beta-cell development. Regul Pept 125, 103-117 (2005).

46.	Herbach, N., et al. Dominant-negative effects of a novel mutated Ins2 allele causes early-onset diabetes and severe beta-cell loss in Munich Ins2C95S mutant mice. Diabetes 56, 1268-1276 (2007).

47.	Herbach, N., Bergmayr, M., Goke, B., Wolf, E. & Wanke, R. Postnatal development of numbers and mean sizes of pancreatic islets and beta-cells in healthy mice and GIPR(dn) transgenic diabetic mice. PLoS One 6, e22814 (2011).

48.	Kautz, S., et al. Early insulin therapy prevents beta cell loss in a mouse model for permanent neonatal diabetes (Munich Ins2(C95S)). Diabetologia 55, 382-391 (2012).

49.	Renner, S., et al. Glucose intolerance and reduced proliferation of pancreatic beta-cells in transgenic pigs with impaired glucose-dependent insulinotropic polypeptide function. Diabetes 59, 1228-1238 (2010).

50.	Renner, S., et al. Permanent neonatal diabetes in INS(C94Y) transgenic pigs. Diabetes 62, 1505-1511 (2013).

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